Rand Logistics, Inc.

RAND LOGISTICS MAKES SUBSTANTIAL INVESTMENT TO ENHANCE
VESSEL OPERATING EFFICIENCY

Initiative Expected to Result in Company Generating Approximately
$0.90 to $1.00 of Free Cash Flow per Share per Year

New York, NY – July 27, 2010 – Rand Logistics, Inc. (Nasdaq: RLOG) (“Rand”) today announced the planned repowering of one of its Canadian-flagged vessels with a new, highly automated emissions compliant power plant.

Rand will be converting its last steam powered vessel, the SS Michipicoten, to diesel power, consistent with the engine replacement completed on the Saginaw in 2008. The Company expects to take the vessel out of service in December 2010 and have it fully operational in the spring of 2011.

Based on the actual results from the Saginaw repowering, which was completed in June 2008, the project, which is estimated to cost approximately US $15 million, is expected to generate an annual return on invested funds in the mid teens. The benefits of the conversion include increased revenues from higher speeds and lower costs from reduced fuel consumption, labor, maintenance and other operating expenses.

Rand has received a commitment from its lenders to amend its existing credit agreement to provide for an additional CDN $20 million of term debt to complete the engine repowering project and other capital expenditures. Including this project, since the acquisition of Lower Lakes by Rand, the Company has invested more than US $100 million in fleet expansion, life extension and operating improvement projects.
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Laurence S. Levy, Chairman and CEO of Rand stated, “The Michipicoten upgrade will significantly improve the vessel’s performance and boost its margin contribution to our overall results. This project demonstrates our continued commitment to making investments in our fleet to provide the best available service to our customers. Based on the actions announced today, we believe that commencing with the launch of the repowered Michipicoten in the spring of 2011, Rand should generate approximately $0.90 to $1.00 of free cash flow per share per year, assuming no drastic deterioration in economic conditions.”

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 16, 2010.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of ten self-unloading bulk carriers, including eight River Class vessels and one River Class integrated tug/barge unit, and three conventional bulk carriers, of which one is operated under a contract of affreightment.  The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company’s vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Marine Act – which requires only Canadian registered and crewed ships to operate between Canadian ports.

CONTACT: Rand Logistics, Inc. Laurence S. Levy, Chairman & CEO Edward Levy, President (212) 644-3450	-OR-	INVESTOR RELATIONS COUNSEL: Lesley Snyder (212) 863-9413 LSnyder@randlogisticsinc.com

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